Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2020 Results and Provides
Business Update in Response to COVID-19

Founder Writes Personal Letter

LOUISVILLE, KY. (May 4, 2020) – Texas Roadhouse, Inc. (NasdaqGS: TXRH), today provided a statement from Kent Taylor, Founder of Texas Roadhouse, announced financial results for the 13 week period ended March 31, 2020 and provided a business update in response to the COVID-19 pandemic.

Founder Letter

Hello Roadies, Shareholders, Loyal Guests, and Interested Folks,

As everyone’s world has obviously changed, so has ours. I still remember the early days of Texas Roadhouse back in the mid-1990’s, when three of our first five stores failed. Survival mode was where I lived for quite a few years. Well, damn, if I didn’t find myself right back there again. Five restaurants have become 600 and 400 employees have become 75,000+. Back then in my mid-30’s, our Roadies were close to my age, and I thought of our company as a people company that happened to serve steaks. We were a family. Today, I still view us as a people company that serves steaks, however the stakes (no pun intended) and our family are obviously quite larger.

Somehow my early struggles, along with my many years of operating restaurants (some fifteen years of running daily shifts), have helped provide me with a unique perspective. Perhaps a different perspective than that of a marketing or finance person that may be running a restaurant company (no offense, just sayin'). I try as much as possible to live in the mindset of our store Managing Partners.

A few weeks into March, when the “you-know-what” hit the fan, we had two choices: (a) hunker down, lay people off, conserve cash, and wait it out; or (b) deal with the reality of each day, pivot, experiment, learn, and pivot again. We went with (b) and jumped in headfirst! We quickly learned from our individual operators, especially some of our crazy, out-of-the-box thinkers, like me, who were not afraid to push the boundaries and try new things.

What normally would take six months, we were able to do in just a few days. We made the pivot quickly and safely from dine-in to traditional To-Go before pivoting again to To-Go/Curbside before adding family value packs (both hot and cold) and ready-to-grill steaks. Who knows what our operators will come up with next, but I’m sure it will be amazing and probably a little out-of-the-box.

While many cautioned against some of these ideas, guess what? We tried. We failed. We tried some more. And, we succeeded a lot. We also learned there is a difference in playing to win and playing not to lose. I am proud to say that our operators and Support Center teams played to win!!

We also quickly learned from our operators outside the United States who have been through this before. Notable learnings came from our Taiwan restaurants provided to me by Hugh Carroll, our President of International Operations. Taiwan, with strict protocols in place, and a population of 23 million, had 400 confirmed COVID-19 cases and six deaths. First and foremost, we learned the value of personal protective equipment in restaurants, so we quickly ordered gloves, masks and eyewear. Within a few days, we had gloves in place for all employees (always protocol in the kitchen, but now also mandatory for our front-of-house employees) and were using do-it-yourself masks until personal protective equipment arrived. We also began taking temperatures and conducting symptom surveys of our employees to provide another level of safety for guests and employees.

As I approach the ripe-old age of 65, I have found what matters to me most is the health and well-being of my family, which includes my parents, kids and grandchildren. But, I am also blessed with an extended family of over 75,000 Roadies and their health and safety is also a personal priority to me.

For example, we provided a stimulus package to our front-line employees in March, allowed for early vacation use, paid health insurance premiums for our employees, and in April paid an additional stimulus (April Love!) to our employees working hard to “Feed America.”

What kind of company does these things? Well, that would be a people company that happens to serve steaks, that’s who.

Thanks and God bless our wonderful country,

P.S. Happy belated birthday to our friend and legend Willie Nelson! Also, ya’ll might want to check out my Top Ten for Safety list and a link to a fun safety video created by our Lubbock, Texas restaurant at www.texasroadhouse.com.

Financial Results

Financial results for the 13 week period ended March 31, 2020 were as follows:

	First Quarter
($000's)	2020	2019	% Change
Total revenue	$652,524	$690,608	(5.5)%
Income from operations	15,790	60,445	(73.9)%
Net income	16,029	50,390	(68.2)%
Diluted EPS	$0.23	$0.70	(67.1)%

Results for the first quarter included the following:

•	For the January, February and March periods, comparable restaurant sales at company restaurants increased 8.0%, increased 4.2% and decreased 29.7%, respectively. The March period was negatively impacted by the onset of the COVID-19 pandemic. For the quarter, comparable restaurant sales decreased 8.4% at company restaurants and 8.5% at domestic franchise restaurants;

•	Five company restaurants, including one Bubba’s 33, and one domestic franchise restaurant were opened. One company restaurant and 22 international franchise locations were temporarily closed;

•	Restaurant margin, as a percentage of restaurant and other sales, was 12.1% and restaurant margin dollars were $78.6 million. Restaurant margin was negatively impacted by the decrease in comparable restaurant sales and included $10.7 million of costs incurred for relief pay and benefits for hourly restaurant employees, including those who experienced a reduction in hours. Benefits to front-line employees included sick pay, early access to vacation pay and coverage of their portion of insurance benefits;

•	The Company repurchased 252,409 shares of common stock for $12.6 million. These repurchases continued through mid-March. The Company ended the quarter with $230.6 million of cash on hand and debt of $190.0 million. No proceeds from its revolving credit facility were used to repurchase shares;

•	The Company contributed approximately $400,000 to Andy’s Outreach Fund (named for its mascot, Andy Armadillo), started years ago by Dee Shaughnessy, the Company’s long time Director of Care and Concern, to assist Roadies in times of need (medical expenses, fires, funerals, etc.). This amount plus the Founder’s recent personal donation of $5.0 million dollars will provide assistance to many Roadies during this time of great need; and,

•	The Company and its Board of Directors implemented the following measures during the quarter to enhance financial flexibility:

o	Decreased capital expenditures by only continuing construction on nine restaurants, including one relocation site, that were substantially complete;

o	Suspended all quarterly cash dividends occurring after March 27, 2020;

o	Suspended all share repurchase activity;

o	Increased the borrowings under the revolving credit facility by $190 million; and,

o	Decreased salaries including voluntary reductions of salary and bonus for the executive and leadership teams to make relief grants available for restaurant employees. Each non-employee member of the Board of Directors has also volunteered to forgo their director and committee fees along with any cash retainers effective immediately and continuing throughout fiscal 2020.

Kent Taylor, Chief Executive Officer and Founder of Texas Roadhouse, Inc., commented, “Our concern has always been for our employees, our guests, and the communities we serve. I am very proud of the entire Texas Roadhouse family and our vendor partners who have risen to the challenge to help feed America during these unprecedented times. I have no doubt we will emerge even stronger than before.”

COVID-19 Business Update

During the March period, with the onset of the pandemic, all domestic restaurants transitioned from full-service dining to an expanded To-Go operating model over the course of several weeks which impacted average weekly sales. For the period, comparable restaurant sales per week and the average weekly sales and To-Go sales for all company restaurants, were as follows:

	Week Ended
	3/3/2020	3/10/2020	3/17/2020	3/24/2020	3/31/2020
Comparable restaurant sales	4.4%	2.5%	(22.5)%	(73.0)%	(61.5)%
Average weekly sales	$118,512	$113,777	$86,264	$29,432	$41,892
Average weekly To-Go sales	$9,115	$8,741	$9,211	$25,938	$41,892

As of the end of the quarter, all domestic stores had moved to a fully To-Go model. This new operating model includes the regular menu as well as family value packs and ready-to-grill steaks. The expanded To-Go program, which includes curbside and drive-up options, has continued to grow since the onset of the pandemic. For the April period, comparable restaurant sales per week and average weekly sales for all company restaurants, were as follows:

	Week Ended
	4/7/2020	4/14/2020	4/21/2020	4/28/2020	April
Comparable restaurant sales	(53.3)%	(50.7)%	(37.3)%	(45.3)%	(46.7)%
Average weekly To-Go sales	$48,815	$51,650	$62,852	$56,432	$54,937

For the April period, the Company used cash of approximately $30 million, including approximately $14 million for capital expenditures and no changes in outstanding debt. Cash usage was negatively impacted as net working capital became more aligned with the updated operating model. In addition, while the To-Go program has shown significant sales growth, the Company continues to look for ways to maximize restaurant margin at reduced sales levels. Looking ahead, the Company expects weekly cash usage to be approximately $5 million under the current operating model and considering capital expenditure commitments including completion of some restaurants still under construction.

The Company continues to monitor federal and state plans to re-open the economy and has developed a re-opening framework for domestic stores. This includes the implementation of a hybrid business model with limited capacity dining rooms together with enhanced To-Go through curbside service as permitted by local guidelines. The re-opening process is expected to be a gradual one with the safety of employees and guests as the top priority. As of today, the Company has re-opened the dining rooms in approximately 25 of company-owned restaurants under various limited capacity restrictions.

2020 Outlook

As previously announced, due to the current unprecedented global market and economic conditions, the Company withdrew the financial outlook for the fiscal year ending December 29, 2020. The Company cannot yet reasonably estimate the impact to the business and therefore cannot provide an updated outlook.

Non-GAAP Measures

The Company prepares the consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Within the press release, the Company makes reference to restaurant margin (in dollars and as a percentage of restaurant and other sales). Restaurant margin represents restaurant and other sales less restaurant-level operating costs, including cost of sales, labor, rent and other operating costs. Restaurant margin should not be considered in isolation, or as an alternative, to income from operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not accrue directly to the benefit of shareholders due to the nature of the costs excluded. Restaurant margin is widely regarded as a useful metric by which to evaluate restaurant-level operating efficiency and performance. In calculating restaurant margin, the Company excludes certain non-restaurant-level costs that support operations, including pre-opening and general and administrative expenses, but do not have a direct impact on restaurant-level operational efficiency and performance. The Company also excludes depreciation and amortization expense, substantially all of which relates to restaurant-level assets, as it represents a non-cash charge for the investment in restaurants. The Company also excludes impairment and closure expense as it believes this provides a clearer perspective of ongoing operating performance and a more useful comparison to prior period results. Restaurant margin as presented may not be comparable to other similarly titled measures of other companies in the industry. A reconciliation of income from operations to restaurant margin is included in the accompanying financial tables.

Conference Call

Texas Roadhouse is hosting a conference call today, May 4, 2020 at 5:00 p.m. Eastern Time to discuss these results. The dial-in number is (877) 699-0953 or (647) 689-5456 for international calls. A replay of the call will be available for one week following the conference call. To access the replay, please dial (800) 585-8367 or (416) 621-4642 for international calls, and use 9870346 as the pass code. There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today has grown to over 610 restaurants system-wide in 49 states and ten foreign countries. For more information, please visit the Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the potential impact of the COVID-19/Coronavirus outbreak and other non-historical statements. Such statements are based upon the current beliefs and expectations of the management of Texas Roadhouse. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, conditions beyond its control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting customers or food supplies; food safety and food-borne illness concerns; and other factors disclosed from time to time in its filings with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Part I—Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Current Report on Form 8-K filed on May 4, 2020. These factors should not be construed as exhaustive and should be read in conjunction with other filings with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 31, 2020	March 26, 2019
Revenue:
Restaurant and other sales	$647,626	$685,117
Franchise royalties and fees	4,898	5,491

Total revenue	652,524	690,608

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):

Cost of sales	210,180	223,712
Labor	241,079	223,880
Rent	13,471	13,128
Other operating	104,289	101,802
Pre-opening	5,112	3,868
Depreciation and amortization	29,054	27,773
Impairment and closure, net	595	17
General and administrative	32,954	35,983

Total costs and expenses	636,734	630,163

Income from operations	15,790	60,445

Interest expense (income), net	69	(754)
Equity (loss) income from investments in unconsolidated affiliates	(508)	113

Income before taxes	15,213	61,312
Income tax (benefit) expense	(1,939)	9,119

Net income including noncontrolling interests	17,152	52,193
Less: Net income attributable to noncontrolling interests	1,123	1,803
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$16,029	$50,390

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.23	$0.70
Diluted	$0.23	$0.70

Weighted average shares outstanding:
Basic	69,422	71,753
Diluted	69,852	72,187

Cash dividends declared per share	$0.36	$0.30

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2020	December 31, 2019
Cash and cash equivalents	$230,606	$107,879
Other current assets, net	71,968	140,020
Property and equipment, net	1,068,701	1,056,563
Operating lease right-of-use asset, net	512,574	499,801
Goodwill	124,748	124,748
Intangible assets, net	1,101	1,234
Other assets	45,006	53,320

Total assets	$2,054,704	$1,983,565

Current liabilities	310,861	417,220
Operating lease liabilities, net of current portion	553,181	538,710
Long-term debt	190,000	-
Other liabilities	89,919	96,466
Texas Roadhouse, Inc. and subsidiaries stockholders' equity	896,292	915,994
Noncontrolling interests	14,451	15,175

Total liabilities and equity	$2,054,704	$1,983,565

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 31, 2020	March 26, 2019
Cash flows from operating activities:
Net income including noncontrolling interests	$17,152	$52,193
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	29,054	27,773
Share-based compensation expense	7,247	9,132
Other noncash adjustments, net	3,255	360
Change in working capital	(34,992)	21,957
Net cash provided by operating activities	21,716	111,415

Cash flows from investing activities:
Capital expenditures - property and equipment	(46,672)	(42,044)
Proceeds from sale leaseback transaction	2,167	-
Net cash used in investing activities	(44,505)	(42,044)

Cash flows from financing activities:
Proceeds from revolving credit facility	190,000	-
Repurchase of shares of common stock	(12,621)	-
Dividends paid	(24,989)	(17,904)
Other financing activities, net	(6,874)	(9,485)
Net cash provided by (used in) financing activities	145,516	(27,389)

Net increase in cash and cash equivalents	122,727	41,982
Cash and cash equivalents - beginning of period	107,879	210,125
Cash and cash equivalents - end of period	$230,606	$252,107

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of Income from Operations to Restaurant Margin

(in thousands)

(unaudited)

	13 Weeks Ended
	March 31, 2020	March 26, 2019
Income from operations	$15,790	$60,445

Less:
Franchise royalties and fees	4,898	5,491

Add:
Pre-opening	5,112	3,868
Depreciation and amortization	29,054	27,773
Impairment and closure, net	595	17
General and administrative	32,954	35,983

Restaurant margin	$78,607	$122,595

Restaurant margin (as a percentage of restaurant and other sales)	12.1%	17.9%

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter		Change
	2020	2019	vs LY
Restaurant openings
Company - Texas Roadhouse	4	4	0
Company - Bubba's 33	1	0	1
Company - Other	0	0	0
Franchise - Texas Roadhouse - U.S.	1	0	1
Franchise - Texas Roadhouse - International	0	2	(2)
Total	6	6	0

Restaurants open at the end of the quarter (1)
Company - Texas Roadhouse	488	468	20
Company - Bubba's 33	29	25	4
Company - Other	2	2	0
Franchise - Texas Roadhouse - U.S.	70	69	1
Franchise - Texas Roadhouse - International	28	24	4
Total	617	588	29

Company restaurants
Restaurant and other sales	$647,626	$685,117	(5.5)%
Store weeks	6,721	6,386	5.3%
Comparable restaurant sales growth (2)	(8.4)%	5.2%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (2)	(8.2)%	5.1%
Average unit volume (3)	$1,283	$1,401	(8.5)%
Weekly sales by group:
Comparable restaurants (452 units)	$98,979
Average unit volume restaurants (20 units) (4)	$91,373
Restaurants less than 6 months old (16 units)	$97,353

Restaurant operating costs (as a % of restaurant and other sales)
Cost of sales	32.5%	32.7%	(20	)bps
Labor	37.2%	32.7%	455	bps
Rent	2.1%	1.9%	16	bps
Other operating	16.1%	14.9%	124	bps
Total	87.9%	82.1%	576	bps

Restaurant margin	12.1%	17.9%	(576	)bps

Restaurant margin ($ in thousands)	$78,607	$122,595	(35.9)%
Restaurant margin $/Store week	$11,695	$19,197	(39.1)%

Franchise restaurants
Franchise royalties and fees	$4,898	$5,491	(10.8)%
Store weeks	1,263	1,191	6.0%
Comparable restaurant sales growth (2)	(9.4)%	2.8%
U.S. franchise restaurants only:
Comparable restaurant sales growth (2)	(8.5)%	4.3%
Average unit volume (3)	$1,335	$1,449	(7.9)%

Pre-opening expense	$5,112	$3,868	32.2%

Depreciation and amortization	$29,054	$27,773	4.6%
As a % of revenue	4.5%	4.0%	43	bps

General and administrative expenses	$32,954	$35,983	(8.4)%
As a % of revenue	5.1%	5.2%	(16	)bps

(1)  Includes one domestic Company - Texas Roadhouse and 22 Franchise - Texas Roadhouse - International  locations that are temporarily closed.

(2)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants permanently closed during the period.

(3)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding sales from restaurants permanently closed during the period.

(4)  Average unit volume restaurants include restaurants open a full six and up to 18 months before the beginning of the period measured.

Amounts may not foot due to rounding.